SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(Amendment No. 8)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:
Securities Act Rule 801 (Rights Offering) ☐
Securities Act Rule 802 (Exchange Offer) ☑
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(c)(Third Party Tender Offer) ☑
Exchange Act Rule 14e-2(d) (Subject Company Response) ☐
Gemplus International S.A.

(Name of Subject Company)
n/a

(Translation of Subject Company’s Name into English (if applicable))
Luxembourg

(Jurisdiction of Subject Company’s Incorporation or Organization)
Gemalto N.V. (formerly Axalto Holding N.V.)

(Name of Person(s) Furnishing Form)
Common Stock

(Title of Class of Subject Securities)
Common Stock ISIN LU012170629-4

(CUSIP Number of Class of Securities (if applicable))
Frans Spaargaren
46A, Avenue J.F. Kennedy
L-1855 Luxembourg
Grand Duchy of Luxembourg

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
July 11, 2006

(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
The following documents are attached as exhibits to this Amendment No. 8 to Form CB:
H.	Prospectus filed by Gemalto with and approved by the French Autorité des Marches Financiers (“AMF”) on July 6, 2006 and published on July 10, 2006.******
****** Previously furnished on Amendment No. 5 to Form CB on July 11, 2006.
Item 2. Informational Legends
A legend complying with Rule 802(b) under the Securities Act of 1933, as amended, is included on the documents filed as Exhibits A through I.
PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
The following documents are attached as exhibits to this Amendment No. 8 to Form CB:
A.	Joint press release, dated May 19, 2006 and issued by Gemalto N.V., then named Axalto Holding N.V. (“Gemalto”), and Gemplus International S.A. (“Gemplus”), concerning the clearance by the European Commission of the proposed Gemalto and Gemplus combination under the EU merger regulation, with specific undertakings.*

B.	Joint press release, dated May 26, 2006 and issued by Gemalto and Gemplus, concerning the scheduling of the first steps to close the proposed Gemalto and Gemplus combination.**

C.	Presentation by Gemalto and Gemplus upon completion of the contribution, dated June 2, 2006.***

D.	Joint press release issued by Gemalto and Gemplus upon completion of the contribution, dated June 2, 2006.***

E.	Notice published to the AMF by Gemalto and Gemplus upon the filing of the offer with the AMF, dated June 2, 2006.***

F.	Prospectus filed by Gemalto with and approved by the Dutch Autoriteit Financiële Markten (“AFM”) on June 30, 2006 and published on July 3, 2006.****

G.	Prospectus filed by Gemalto with and approved by the AFM on June 30, 2006 and published on July 10, 2006.*****

I.	Press release, dated July 27, 2006 and issued by Gemalto, concerning the second quarter 2006 financial results for Gemalto. *******

J.	Press release, dated August 25, 2006 and issued by Gemalto, announcing the results of the offer. ********

K.	Press release, issued by Gemalto, announcing the reopening of the offer from September 12, 2006 to October 9, 2006.

* Previously furnished on Form CB on May 22, 2006.
** Previously furnished on Amendment No. 1 to Form CB on May 26, 2006.
*** Previously furnished on Amendment No. 2 to Form CB on June 2, 2006.
**** Previously furnished on Amendment No. 3 to Form CB on July 5, 2006.
***** Previously furnished on Amendment No. 4 to Form CB on July 10, 2006.
******* Previously furnished on Amendment No. 6 to Form CB on July 27, 2006.
******** Previously furnished on Amendment No. 7 to Form CB on August 25, 2006.
PART III — CONSENT TO SERVICE OF PROCESS
A written irrevocable consent and power of attorney on Form F-X was filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2006. Gemalto will promptly communicate any change in the name or address of its agent for service to the SEC by amendment of the Form F-X.

PART IV — SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ Jean-Pierre Charlet
	Name:	Mr. Jean-Pierre Charlet
	Title:	General Counsel and Company Secretary

Dated: September 8, 2006

EXHIBITS
A.	Joint press release, dated May 19, 2006 and issued by Gemalto N.V., then named Axalto Holding N.V. (“Gemalto”), and Gemplus International S.A. (“Gemplus”), concerning the clearance by the European Commission of the proposed Gemalto and Gemplus combination under the EU merger regulation, with specific undertakings.*

B.	Joint press release, dated May 26, 2006 and issued by Gemalto and Gemplus, concerning the scheduling of the first steps to close the proposed Gemalto and Gemplus combination.**

C.	Presentation by Gemalto and Gemplus upon completion of the contribution, dated June 2, 2006.***

D.	Joint press release issued by Gemalto and Gemplus upon completion of the contribution, dated June 2, 2006.***

E.	Notice published to the French Autorité des Marches Financiers (“AMF”) by Gemalto and Gemplus upon the filing of the offer with the AMF, dated June 2, 2006.***

F.	Prospectus filed by Gemalto with and approved by the Dutch Autoriteit Financiële Markten (“AFM”) on June 30, 2006 and published on July 3, 2006.****

G.	Prospectus filed by Gemalto with and approved by the Dutch Autoriteit Financiële Markten (“AFM”) on June 30, 2006 and published on July 10, 2006.*****

H.	Prospectus filed by Gemalto with and approved by the French Autorité des Marches Financiers (“AMF”) on July 6, 2006 and published on July 10, 2006.******

I.	Press release, dated July 27, 2006 and issued by Gemalto, concerning the second quarter 2006 financial results for Gemalto.*******

J.	Press release, dated August 25, 2006 and issued by Gemalto, announcing the results of the offer. ********

K.	Press release, issued by Gemalto, announcing the reopening of the offer from September 12, 2006 to October 9, 2006.
* Previously furnished on Form CB on May 22, 2006.
** Previously furnished on Amendment No. 1 to Form CB on May 26, 2006.
*** Previously furnished on Amendment No. 2 to Form CB on June 2, 2006.
**** Previously furnished on Amendment No. 3 to Form CB on July 5, 2006.
***** Previously furnished on Amendment No. 4 to Form CB on July 10, 2006.
****** Previously furnished on Amendment No. 5 to Form CB on July 11, 2006.
******* Previously furnished on Amendment No. 6 to Form CB on July 27, 2006.
******** Previously furnished on Amendment No. 7 to Form CB on August 25, 2006.